Exhibit 99

M&T Bank Corporation Elects Dr. Edward Amoroso to Board of Directors

BUFFALO, N.Y.; June 14, 2016—M&T Bank Corporation (NYSE: MTB) (“M&T”) announced the election of Edward Amoroso, Ph.D., of Byram Township, N.J., to its Board of Directors, effective June 15, 2016. Dr. Amoroso was also elected to the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Dr. Amoroso joins M&T’s board with 31 years of cyber and information security experience, including 18 years as the senior-most security and compliance executive at AT&T. His areas of expertise include strategic security planning, enterprise IT protection, IP and network security, cloud and mobile security along with related compliance, audit and risk management experience.

He recently retired from AT&T, Inc., based in Bedminster, N.J., where he served from 2005-2016 as Chief Security Officer. Overseeing an expert team, Dr. Amoroso managed all aspects of cyber and information security in support of AT&T’s mobility, Internet, cloud, applications, enterprise and managed services infrastructure. Additionally, he was responsible for policy, compliance, vulnerability and risk management across the company. He was Chief Information Security Officer at AT&T from 1997-2005. Prior to AT&T, he helped pioneer the information security field as a software engineer and manager at Bell Laboratories.

Dr. Amoroso is the author of six books and 50 technical publications on cyber security, and holds ten patents. He is an adjunct professor at the Stevens Institute of Technology and New York University. He completed the Columbia Senior Executive Program at Columbia Business School in New York, N.Y., earned his M.S. and Ph.D. from Stevens Institute of Technology in Hoboken, N.J. and his B.S. from Dickinson College in Carlisle, Pa.

“Dr. Amoroso’s career has been dedicated to managing the teams and technology that defend against cyber threats, and his vast experience and unparalleled record will further strengthen M&T’s commitment to information security and risk management,” said Robert G. Wilmers, M&T Chairman and CEO.

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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Contacts:

Media Contact:

C. Michael Zabel

(716) 842-5385

Investor Contact:

Donald J. MacLeod

(716) 842-5138

© 2016 M&T Bank Member FDIC.